Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment no. 1 to Form S-3 dated April 28, 2021 of MyMD Pharmaceuticals, Inc. (previously known as Akers Biosciences, Inc.) and the related Prospectus included therein, of our report dated March 1, 2021, relating to our audit of the consolidated financial statements appearing in the Annual Report on Form 10-K for the year ended December 31, 2020 of MyMD Pharmaceuticals, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

April 28, 2021